Exhibit 4.2

SUBORDINATED PROMISSORY NOTE

$	January 30, 2009

ARTISTdirect, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to (“Holder”) the principal sum of                                                    ($                  ), pursuant to the terms of this subordinated promissory note (this “Subordinated Promissory Note”).

1.             Installment Payment Date. On January 30, 2014 (the “Maturity Date”) the outstanding principal balance of this Subordinated Promissory Note, together with interest accrued but unpaid thereon shall be paid in full.

2.             Interest.  Interest shall accrue from January 30, 2009 on the unpaid principal amount at a simple rate without compounding equal to six percent (6.0%) per annum.

3.             Subordination.  The Company agrees, and the Holder of this Subordinated Promissory Note by its acceptance hereof likewise agrees, that the payment of Subordinated Indebtedness (as hereinafter defined) shall be made only in accordance with this Section 3.  As used herein, “Senior Indebtedness” shall mean all indebtedness of the Company for money borrowed including, without limitation, all principal and interest (including such interest as may accrue after the initiation of bankruptcy proceedings) thereon, and all premiums, fees and expenses owing by the Company in respect of Senior Indebtedness.  As used herein, “Subordinated Indebtedness” shall mean all principal and interest on this Subordinated Note and the subordinated notes of even date herewith by and between the Company and each of                                                                   .

3.1.          Liquidation, etc.  In the event of any distribution of the assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings), or upon any assignment for the benefit of creditors, or upon any other marshaling of the assets and liabilities of the Company for the benefit of any creditor or creditors, or otherwise (a “Liquidation”):

(a)           all Senior Indebtedness shall first be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of the Subordinated Indebtedness;

(b)           any payment or distribution of any character, whether in cash, securities or other property, which (except for the terms of this Section 3.1) would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness; and

(c)           if, notwithstanding the foregoing terms of this Section 3.1, any payment or distribution of any character, whether in cash, securities or other property, shall be received in a Liquidation by the Holders of the Subordinated Indebtedness before all Senior Indebtedness shall have been paid in full as aforesaid, such payment or distribution shall be held in trust for the benefit of, and shall be paid or delivered to, the holders of Senior Indebtedness (as provided in Sections 3.3 and 3.4) to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness, provided, however, that such amounts paid to the holders of Senior Indebtedness shall not be deemed to discharge the Subordinated Indebtedness.

Upon any payment or distribution of the character referred to in this Section 3.1, the Holders of Subordinated Indebtedness shall be entitled to rely upon a certificate of any liquidating trustee, receiver, agent or other person making such payment or distribution for the purpose of determining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed in respect thereof, and all other facts pertinent thereto and to this Section 3.

3.2.          Standback.  The Company shall not make any payment or prepayment in respect of Subordinated Indebtedness, if, at the time and after immediately giving effect to the payment or prepayment of such amount, there shall exist a default or an event of default with respect to the Senior Indebtedness under which the same is outstanding, permitting (or which will, with the passage of time or notice or both, permit) the holder or holders thereof (or any representative on behalf of such holder or holders) to accelerate the maturity or demand immediate payment thereof (a “Senior Default”), and the Holder of Subordinated Indebtedness shall not accept, ask, demand or sue for any payment in respect of Subordinated Indebtedness, if the Holder is aware that, at the time or after immediately giving effect to the payment of such amount, there shall exist a Senior Default, unless and until all Senior Indebtedness is paid in full or such Senior Default shall have been cured or waived by the holders of the Senior Indebtedness.  As long as the Senior Indebtedness is outstanding, the Holders of Subordinated Indebtedness shall not, without the prior written consent of holders of Senior Indebtedness sufficient to bind all holders of Senior Indebtedness, commence, or join with any other creditor in commencing any proceeding referred to in paragraphs (iii) or (v) of Section 4(a).

3.3.          Payments in Respect of Senior Indebtedness.  For the purposes of Section 3.1, (i) Senior Indebtedness shall not be deemed to have been paid in full unless and until the holders thereof shall have received cash or, if so approved by holders of the Senior Indebtedness sufficient to bind all holders of Senior Indebtedness and at the sole option of the Company, marketable securities taken at their then market value, or both, equal to the full amount of such Senior Indebtedness at the time outstanding, and (ii) any payment or distribution required to be paid or delivered to the holders of Senior Indebtedness shall be deemed to have been received by such holders if paid or delivered to an authorized representative or representatives of such holders.

3.4.          Further Assurances.  The Holders of the Subordinated Indebtedness (i) irrevocably authorize and empower (without imposing any obligation on) each holder of Senior Indebtedness or such holder’s representatives to accelerate, demand, sue for, collect and receive  such holder’s ratable share of all payments and distributions in respect of the Subordinated Indebtedness which are required to be paid or delivered to the holders of Senior Indebtedness as provided in Section 3.1, and to file and prove all such claims and take all such other action (including the right to vote such Holder’s ratable share of the Subordinated Indebtedness) in the name of the Holders of the Subordinated Indebtedness or otherwise, as such holder of Senior Indebtedness or such holder’s representatives may determine to be reasonably necessary or appropriate for the enforcement of Section 3.1, and (ii) shall execute and deliver to each holder of Senior Indebtedness or such holder’s representatives such other instruments confirming such authorization and such powers of attorney, proofs of claim, assignments of claim and/or rights, financing statements and other instruments, and shall take all such other action as may be reasonably requested by such holder or such holder’s representatives in order to enable such holder to enforce such holder’s ratable share of all Subordinated Indebtedness and all such payments and distributions in respect thereof, and to otherwise enforce the subordination provisions of this Section 3 and to perfect its rights herein.

3.5.          Rights of Subrogation.  Upon payment in full to the holders of all Senior Indebtedness, the Holders of the Subordinated Indebtedness shall be subrogated to the rights of such holders of Senior Indebtedness to receive payments and distributions in respect of Senior Indebtedness until all such holders of the Subordinated Indebtedness shall have been paid in full.  No payment or distribution to the holders of Senior Indebtedness by virtue of the provisions of this Section 3, which would otherwise have been made to the holders of the Subordinated Indebtedness, shall, as between the Company and its creditors other than the holders of Senior Indebtedness, be deemed to be a payment by the Company in respect of Senior Indebtedness, it being understood that the terms of this Section 3 are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the Holders of Subordinated Indebtedness on the other hand.

3.6.          Modifications of Senior Indebtedness and Security.  The holders of the Senior Indebtedness may, at any time and from time to time, without impairing or releasing the subordination provisions of this Section 3, do any one or more of the following:  (a) change or extend the time of payment of the Senior Indebtedness; (b) release any person or entity liable in any manner for the payment or collection of the Senior Indebtedness; (c) exercise or refrain from exercising any rights in respect of the Senior Indebtedness against the Company or any other person or entity; (d) apply any monies or other property paid by any person or entity  or otherwise released in any manner, to the Senior Indebtedness; or (e) accept or release any security for the Senior Indebtedness.

3.7.          Agreements with Holders of Senior Indebtedness.  The Holder of this Subordinated Promissory Note shall promptly execute such additional agreements as any holder or holders of Senior Indebtedness may reasonably request to confirm the provisions of this Subordinated Promissory Note and otherwise providing for the reasonable subordination of the indebtedness evidenced by this Subordinated Promissory Note not materially inconsistent with this Subordinated Promissory Note.

3.8.          Modification of Subordinated Promissory Note.  No modification or waiver of the terms of this Subordinated Promissory Note that accelerates the time or amount of payments, or increases the interest rate, or changes the subordination provisions, shall be effective without the prior written consent of such holders of the Senior Indebtedness necessary to bind all of the holders of Senior Indebtedness.

3.9.          Incorrect Payments.  If any payment on account of this Subordinated Indebtedness not permitted by the terms of this Subordinated Promissory Note is received by the Holder hereof prior to the payment in full of the Senior Indebtedness, such payment shall be held in trust by such Holder for the benefit of the holders of the Senior Indebtedness, and shall be paid over to the holders of the Senior Indebtedness, or their authorized representative for application to the payment of the Senior Indebtedness until paid in full.

4.             Events of Default; Acceleration.   If one or more of the following occurs (each an “Event of Default”):

(a)           The Company shall be involved in financial difficulties as evidenced:

(i)            by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect;

(ii)           by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition;

(iii) by the entry of an order for relief in any involuntary case commenced under said Title 11;

(iv)  by the entry of an order by a court of competent jurisdiction (A) by finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (C) assuming custody of, or appointing a receiver or other custodian for all or a substantial part of its property and such order shall not be vacated or stayed on appeal or otherwise stayed within 90 days;

(v)           by the filing of a petition against the Company under said Title 11 which shall not be vacated within 90 days; or

(vi)          by its making an assignment for the benefit of, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

(b)           the Company shall sell substantially all of its assets to an unaffiliated third party in one or a series of related transactions; or

(c)           the Company fails to pay in full, all principal and interest due under this Subordinated Promissory Note on or before the Maturity Date.

then, and in any such event, and at any time thereafter, if any Event of Default shall be continuing, subject to Section 3, Holder may, at Holder’s sole option do any one of the following:  (i) declare the entire unpaid balance of principal and interest under this Note to be immediately due and payable; and (ii) exercise any and all rights and remedies available to Holder at law, in equity or otherwise, whether for the specific performance of any covenant, agreement, or other provision contained herein, or in any document or instrument delivered in connection with or pursuant to this Subordinated Promissory Note, or any of the exhibits attached thereto.

5.             Stockholders, Officers and Directors Not Liable.  In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Subordinated Promissory Note.

6.             Waivers.  The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Subordinated Promissory Note.

7.             Action to Collect on Note.  If action is instituted to collect on this Subordinated Promissory Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

8.             Notice.  Any notice required or permitted by this Subordinated Promissory Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

ARTISTdirect Inc.

1601 Cloverfield Boulevard, Suite 400S

Santa Monica, California 90404-4082

Phone (310) 956-3300

IN WITNESS WHEREOF, the undersigned and Holder have executed this Subordinated Promissory Note as of the date above written.

COMPANY:

ARTISTDIRECT, INC.

By:	/s/ Dimitri S. Villard
Dimitri Villard, Chief Executive Officer